Exhibit 1.01

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

CDC Software Corporation Intends to Offer its Class A Ordinary Shares

Offering Intended to Carve Out CDC Software to the Public

HONG KONG, ATLANTA, May 4, 2009 — CDC Corporation (NASDAQ: CHINA) announced today that CDC Software Corporation, an indirect wholly-owned subsidiary of CDC Corporation that develops and distributes enterprise software, has submitted a registration statement to the U.S. Securities and Exchange Commission for an initial public offering of up to (U.S.)$80.0 million aggregate principal amount of Class A Ordinary Shares.

The purpose of the offering is to allow CDC Software to more clearly differentiate its line of business from CDC Corporation and provide a more targeted investment vehicle for investors seeking to invest only in the enterprise software portion of CDC Corporation’s diverse businesses. In addition, as CDC Software has, during the past year, primarily focused its efforts on improvement of key operating metrics and the strategic realignment of its operations, the offering is also intended to more-fully capitalize CDC Software, allowing it to expand sales channels, fund research and development activities and pursue its acquisition strategy.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to our intentions to file a registration statement with the SEC, our beliefs regarding the size of the proposed offering, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: whether such an offering will be consummated, general capital markets conditions, the conditions of the public market for enterprise software companies, the future growth of the enterprise software market, and the entry of new competitors and their technological advances. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007, as originally filed with the SEC on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.